UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 15, 2008 (April 14, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 14, 2008, Fremont General Corporation (“Fremont General” or the “Company”), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“Bank”), issued a press release providing additional information with respect to the net premium associated with its public announcement earlier today that the Company and the Bank had entered into a definitive purchase and sale agreement (the “Agreement”) with CapitalSource TRS Inc. (the “Purchaser”), a wholly-owned subsidiary of CapitalSource, Inc. (“CapitalSource”), that provided for the purchase of substantially all of the Bank’s assets, which includes the Bank’s participation interest in certain previously sold commercial real estate loans, the assumption of all the Bank’s deposits and the acquisition of all the Bank’s branches, by a California industrial and loan bank to be organized and wholly owned by the Purchaser.
In response to questions that it has received, the Company is advising that, after giving effect to a deposit premium of approximately $112 million (based on estimated deposits of $5.6 billion at March 31, 2008), the additional referenced cash payment of $58 million, less the discount given on the commercial real estate participation interest of approximately $80 million, the Company estimates that the net effect of the proposed transaction results in a premium to the Bank of approximately $90 million.
For further information, see the full text of the press release issued, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
Exhibit 99.1	Press Release issued by the Company, dated April 14, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: April 15, 2008
	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer